Exhibit 10.43

AMENDMENT TO THE SPX CORPORATION SUPPLEMENTAL RETIREMENT SAVINGS PLAN

SPX Corporation currently maintains the SPX Corporation Supplemental Retirement Savings Plan (the “Plan”). Pursuant to the powers of amendment reserved in Section 7.1 of the Plan, effective as of September 25, 2015, SPX Corporation hereby amends the Plan in the following manner:

1.	Article II of the Plan is amended by adding the following new Section 2.3:
“Section 2.3    FLOW Transferees.
As part of the Separation and Distribution Agreement by and between SPX Corporation and SPX FLOW, Inc. dated as of September 22, 2015 (and as may be amended from time to time), SPX Corporation and SPX FLOW, Inc. entered into the Employee Matters Agreement (the “EMA”). In accordance with the EMA, all liabilities for Flowco Employees (as defined in the EMA) who participate in the Plan are to be transferred to the SPX FLOW Supplemental Retirement Savings Plan (the “FLOW SRSP Plan”) as of September 25, 2015 (such Flowco Employees referred to as “Flow Transferees”). As of such date, Flow Transferees shall cease to be Participants under this Plan and shall become participants in the FLOW SRSP Plan.
From and after September 25, 2015, neither the Company nor this Plan shall have any liability with respect to the former participation by Flow Transferees in this Plan, and Flow Transferees shall not be entitled to any payment of any benefits under the Plan. References to the FLOW SRSP Plan in this Plan are descriptive only, and neither the Company nor this Plan guarantees any payments or rights under the FLOW SRSP Plan. The provisions of this Section 2.3 shall supersede any provision in the Plan to the contrary.”

2.	Section 8.1 is amended by adding the following paragraph:
“Notwithstanding the foregoing, the Company may, in its sole discretion at any time or from time to time, establish segregated funds, escrow accounts or trust funds (including through a grantor trust) whose primary purpose would be for the provision of benefits under this Plan. If such funds or accounts are established, however, individuals entitled to benefits hereunder shall not have any identifiable interest in any such funds or accounts nor shall such individuals be entitled to any preference or priority with respect to the assets of such funds or accounts. These funds and accounts would still be available to judgment creditors of the Company and to all creditors in the event of the Company’s insolvency or bankruptcy.”

3.	Section 8.9 is amended by adding the following sentence:

“For avoidance of doubt, SPX FLOW, Inc. shall not be deemed a successor of the Company for purposes of the Plan.”

4.	Section 9.1 is amended by adding the following paragraph:
“Notwithstanding anything to the contrary, and to the extent consistent with Code Section 409A, on or prior to a Change-of-Control, the Company shall, (i) to the extent not previously established, establish a grantor trust, and (ii) fund such grantor trust with a single, irrevocable lump sum contribution which is, when combined with any other assets already held in the grantor trust, equal to the value of all vested Accounts under the Plan through the date of such Change-of-Control.  If a Participant shall continue to be employed by the Company or any successor after such Change-of-Control, each calendar year the Company (or any successor) shall, as soon as possible, but in no event later than 30 days following the end of such calendar year, make an irrevocable contribution to the grantor trust in an amount that is necessary in order to maintain an account for the Participant that is equal to his or her vested Account under the Plan at the end of the applicable calendar year.  After a Change-of-Control, if the assets of the grantor trust are not sufficient to make payment of Plan benefits at any time, the Company (or any successor) shall, as soon as possible, but in no event later than 30 days following notice from the trustee, make an irrevocable contribution sufficient to enable the trustee to make such Plan benefit payments. The Company (or any successor) shall provide such information as reasonably requested by the trustee in order for the trustee to fulfill its duties (including, without limitation, making Plan benefit determinations after a Change-of-Control) under the grantor trust agreement. As provided under Section 8.1, the Company shall retain beneficial ownership of all assets transferred to the grantor trust and such assets will be subject to the claims of the Company’s creditors.”

5.	Section 10.1 is amended by adding “(and subject to Section 2.3)” at the end of the first sentence.